Exhibit 5.6

Kirkpatrick & Lockhart Nicholson Graham LLP

Henry W. Oliver Building

535 Smithfield Street

Pittsburgh, PA 15222

November 7, 2006

AID Restaurant, Inc.

AIH Restaurant, Inc.

c/o Education Management LLC

210 Sixth Avenue, 33rd Floor

Pittsburgh, Pennsylvania 15222

Ladies and Gentlemen:

We have acted as counsel to AID Restaurant, Inc., a Texas corporation (“AID Restaurant”), and AIH Restaurant, Inc., a Texas corporation (“AIH Restaurant” and together with AID Restaurant, collectively, the “Texas Guarantors”), in connection with (i) the proposed issuance by Education Management LLC, a Delaware limited liability company, and Education Management Finance Corp., a Delaware corporation (collectively, the “Issuers”), of up to $375,000,000 aggregate principal amount of the Issuers’ 8 3/4% Senior Notes due 2014 (the “Senior Exchange Notes”) and the issuance by the Texas Guarantors of guarantees (the “Senior Guarantees”) with respect to the Senior Exchange Notes, and (ii) the proposed issuance by the Issuers of up to $385,000,000 aggregate principal amount of the Issuers’ 10 1/4% Senior Subordinated Notes due 2016 (the “Senior Subordinated Exchange Notes”) and the issuance by the Texas Guarantors of guarantees (the “Senior Subordinated Guarantees” and, together with the Senior Guarantees, the “Guarantees”) with respect to the Senior Subordinated Exchange Notes, in each case registered under the Securities Act of 1933, as amended (the “Securities Act”), in exchange for a like principal amount of the Issuers’ outstanding 8 3/4% Senior Notes due 2014 or 10 1/4% Senior Subordinated Notes due 2016, as applicable, and their related guarantees, which have not been so registered (the “Exchange Offers”).

The Senior Exchange Notes and the Senior Guarantees will be issued under an indenture dated as of June 1, 2006 (the “Senior Indenture”) among the Issuers, the Texas Guarantors, the other

AID Restaurant, Inc.

AIH Restaurant, Inc.

November 7, 2006

guarantors under the Indenture (together with the Texas Guarantors, the “Guarantors”) and The Bank of New York, as trustee (the “Trustee”). The Senior Subordinated Exchange Notes and the Senior Subordinated Guarantees will be issued under an indenture dated as of June 1, 2006, (the “Senior Subordinated Indenture” and, together with the Senior Indenture, the “Indentures”) among the Issuers, the Guarantors and the Trustee.

The terms of the Senior Guarantees are contained in the Senior Indenture, and the Senior Guarantees will be issued pursuant to the Senior Indenture. The terms of the Senior Subordinated Guarantees are contained in the Senior Subordinated Indenture, and the Senior Subordinated Guarantees will be issued pursuant to the Senior Subordinated Indenture. This opinion is furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined and relied upon the information set forth in the Registration Statement on Form S-4, as amended (the “Registration Statement”), filed by the Issuers and the Guarantors with the Securities and Exchange Commission (the “Commission”) relating to the Exchange Offers and the Guarantees and such other records, agreements, certificates and documents, and have made such other and further investigations, as we have deemed necessary as a basis for the opinions expressed herein. As to questions of fact not independently verified by us, we have relied upon certificates of public officials and officers of the Texas Guarantors.

We express no opinion as to the laws of any jurisdiction other than those of the State of Texas.

Based upon the foregoing and subject to the additional qualifications set forth below, we are of the opinion that:

1.	Each of the Indentures has been duly authorized, executed and delivered by each of the Texas Guarantors.

2.	Each of the Guarantees by each Texas Guarantor has been duly authorized and issued by such Texas Guarantor.

3.	Neither the execution and delivery of the Indentures and the Guarantees by each of the Texas Guarantors nor the performance of the obligations of the Texas Guarantors under the terms thereof violates any Texas state laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus included therein. In giving this consent we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission. We understand and agree that Simpson Thacher & Bartlett LLP may rely upon

AID Restaurant, Inc.

AIH Restaurant, Inc.

November 7, 2006

this opinion as if it were an addressee hereof for the purpose of providing the opinion to be delivered by such firm in connection with the Registration Statement.

Very truly yours,

/s/Kirkpatrick & Lockhart Nicholson Graham LLP